Exhibit 10.23
Premium Standard Farms, Inc.
Description of
Incremental Performance Bonus Plan

Adoption:	Adopted by the Compensation Committee of the Board of Directors of Premium Standard Farms, Inc. (the “Company”) on September 29, 2006

Purpose:	To compensate certain employees of the Company whose efforts will be critical to the closing of the pending merger between the Company and a subsidiary of Smithfield Foods, Inc.

Participants:	Five officers, including three executive officers, of the Company, including Stephen A. Lightstone, the Company’s Executive Vice President, Chief Financial Officer and Treasurer and a named executive officer of the Company

Amount of Bonuses:	The Compensation Committee recommended that performance bonuses be paid in an aggregate amount of up to $425,000, with Mr. Lightstone eligible to receive a performance bonus of up to $100,000

Bonuses are Discretionary:	All performance bonuses paid under the Plan will be discretionary and subject to the approval of the Company’s Chief Executive Officer and its Chairman of the Board of Directors

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